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                                             Exhibit 10 (b)

September 18, 2001

Mr. Douglas W. Leatherdale
Chairman, President and Chief Executive Officer
The St. Paul Companies
385 Washington Street
St. Paul, Minnesota 55102

Dear Doug:

     I am writing this letter on behalf of the Board of Directors (the "Board") of The St. Paul Companies, Inc. (the "Company"), to confirm the terms of your employment agreement ("Agreement") with the Company. The Agreement will run for one year and nine months, from September 1, 2001 through May 31, 2003 (the "Term"). During the Term, until the event described in the next paragraph, you will continue to serve the Company as chairman, president and CEO.

     The Company is conducting a search for your successor. On the date ("Succession Date") your successor commences his/her employment as chairman, president or CEO, you will relinquish such titles and related responsibilities as that successor then assumes. You will continue to serve the Company during the remainder of the Term as a full-time employee, and in the event your successor does not assume all of the officer positions that you then hold, as an officer, as well. The Governance Committee of the Board (the "Governance Committee") will nominate you for re-election to the Board for the time period that overlaps with the remainder of the Term following the Succession Date. The foregoing notwithstanding, the Governance Committee reserves the right to ask you to retire from the Board following the Succession Date, depending on the preferences of your successor.

     In the event after the Succession Date you vacate the executive offices of the Company in order to accommodate your successor, the Company for the remainder of the Term will provide you with an office for yourself and your secretary in Class A office space, will provide you with secretarial and clerical support and customary supply services, and will provide you and your secretary continued reasonable access to the Company's other general facilities and services. Your regular Company retirement benefits will commence upon completion of the Term; that is, on June 1, 2003 ("Retirement Date").

     1. During the first year of the Term (9/1/01 - 8/31/02), you will be paid a Base Salary in the annual amount of $1,117,935. During the second partial year of the Term (9/1/02 -
5/31/03), you will be paid a Base Salary in the annual amount of $1,173,832, prorated for the partial year comprising the remainder of the Term.

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     2.   While you continue to serve the Company as CEO, the
Personnel and Compensation Committee of the Board (the "Personnel Committee") will determine your bonuses annually at its regular meetings therefor. During the unexpired portion of the Term following the Succession Date, you will receive annual bonuses equal to the greater of (a) your Target Bonus, based on the existing Company formula of 100% of Base Salary, or (b) a payout formula that is equal to the average of the percentage payout formulae relative to Target applicable to the four most highly compensated executives of the Company excluding yourself ("Senior Executives") during the relevant year. Provided, however, and any language in the preceding sentence to the contrary notwithstanding, in no event will your annual bonus for the time period following the Succession Date exceed 150% of Base Salary. Your annual bonus for the partial second year of the Term will be prorated for the partial year comprising the remainder of the Term.

     3. We understand that you will elect to defer all of your cash compensation for any year during the Term in excess of the compensation cap provided by Section 162(m) of the Internal Revenue Code (the "Code") so as to comply with said Section.

     4. At the next meeting of the Personnel Committee following the date of execution of the Agreement, you will receive a one-time grant of options to purchase 250,000 shares of the Company's common stock (the "Options"). The Options shall be priced at, and have a strike price equal to, the closing price of the Company's common stock on the date of the regular November grant of options to outside members of the Board at the November Board meeting, which shall be the date of the grant. The vesting of the Options shall be conditioned upon (a) your not having been terminated by the Company for "Cause" prior to the end of the Term, or (b) your not having resigned your employment with the Company for reasons other than "Good Reason" prior to the end of the Term. For purposes of the preceding sentence, "Cause" is defined in paragraph 5 below, and "Good Reason" is defined in paragraph 6 below. Provided the conditions contained in this paragraph have been met, the Options shall vest and become fully exercisable on the Retirement Date, and will, if not exercised, expire on the tenth anniversary of the date of the grant of the same. All other terms and conditions of the Company's Amended and Restated 1994 Stock Incentive Plan (the "Option Plan") (and a relevant option term sheet to be prepared and delivered to you) not inconsistent with the foregoing shall govern the Options.

     5. As used in paragraph 4 above, "Cause" shall mean your conviction for commission of a felony, or willful gross misconduct by you that results in material and demonstrable damage to the business or reputation of the Company. No act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.

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     6.   As used in paragraph 4 above, "Good Reason" shall mean
the following:

          a. A reduction by the Company in either your Base Salary or Bonus from the amount specified in this Agreement, or the failure of the Company to pay you any other compensation or benefits to which you are entitled within thirty (30) days of the due date, provided that the Company may correct such reduction or failure within said thirty-day period;

          b. The assignment by the Company to you of any duties or responsibilities inconsistent in any respect with those customarily associated with the officer positions held by you immediately prior to the date of this Agreement;

          c. The failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure, not taken in bad faith, which is remedied by the Company promptly after notice thereof from you;

          d. The Company's requiring you to be based anywhere other than St. Paul, Minnesota, or for required travel on the Company's business to an extent substantially inconsistent with the business travel obligations attendant to your employment duties hereunder;

          e. Failure by the Company to maintain the Company's retirement plans in which you are participating as of the date of this Agreement, or if the Company takes any action which adversely affects your participation in or materially reduces your benefits under any of such plans, other than changes generally applicable to other Senior Executives and which occur in the ordinary course of business.

     Your termination of employment for Good Reason shall be effected by giving the Company written notice ("Notice") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason therefor. Termination of employment by you for Good Reason shall be effective on the fifth business day following the date on which the Notice is given, unless the Notice sets forth a later date.

     7. The Company may terminate you for Cause only after having given you written notice ("Termination Notice") of its intention to do so, setting forth in reasonable detail your specific conduct that it considers to constitute Cause, and stating the date, time and place of a special meeting of the Board to be held specifically and exclusively for the purpose of considering your termination, which shall occur not less than five nor more than thirty days after the Termination Notice. At the meeting of the Board, you will be given an opportunity, with counsel, to be heard. Your termination shall be effective if and when a resolution to such effect is adopted by the Board.

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     8.   During the Term you will receive the following
additional benefits:

          a. The Company will continue to provide you with an allowance for an automobile and related operating, maintenance and insurance expenses in the amount and on the terms provided Senior Executives.

          b. The Company will continue to provide you with life insurance coverage providing a death benefit to your beneficiary or beneficiaries as you designate, in the amount you currently enjoy.

          c. The Company will continue to provide you with an allowance equal in amount to that currently provided to you, to cover your accounting, bookkeeping, tax, financial and estate planning expenses.

          d. The Company will continue to pay for annual medical examinations for you at the customary facilities for the same.

          e. So long as you are a full-time employee, you will continue to be entitled to participate in all Company savings and retirement plans during the Term.

          f. Your Base Salary and Bonus during the Term will be included for calculation of your retirement payments under the Company's existing retirement plans.

          g. You will continue to be entitled to participate in all other fringe benefit and perquisite practices the Company makes available to its Senior Executives.

          h. You and your dependents will continue to be eligible for all benefits under the Company's benefit plans, practices, policies and programs, including medical, prescription, dental, disability, employee life insurance, dependent life insurance, accidental death and travel accident insurance, plans and programs, to the same extent, and subject to the same terms, cost-sharing requirements and the like, as are made available to Senior Executives.

     9. In the event of your death or Disability prior to the end of the Term, you or your beneficiaries, as the case may be, will receive a lump sum payment computed on the portion of the Term elapsed. The lump sum payment will include the portion of your Base Salary and Bonus unpaid through the date of such termination, if any, and a portion of the Bonus (if then

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unpaid) that you would have been eligible to earn for the year in which the termination occurs, pro rated for the portion of the year so elapsed. The Company shall pay in the ordinary course your deferred compensation and retirement benefits under the Company's then-existing plans. "Disability" shall mean that you have been substantially unable, for a period of one hundred eighty (180) days, to perform your duties under this Agreement, as a result of physical or mental illness or injury. A termination of your employment for Disability shall be communicated to you by written notice effective thirty (30) days after the receipt of the same.

     10. You may be terminated by the Company prior to the end of the Term for Cause. "Cause" shall have the meaning set forth in paragraph 5 above. If the Company terminates you for Cause, the Company will pay you a lump sum payment in cash any portion of your Base Salary earned through the date of such termination, and shall pay in the ordinary course all of your deferred compensation and retirement benefits under the Company's then-existing plans.

     11. If the Company terminates your employment for reasons other than for Cause, your death or Disability, or you terminate your employment under this Agreement for Good Reason (as defined in paragraph 6 above), you shall be entitled to all payments and benefits provided under this Agreement.

     12. In the event of a Change in Control of the Company and you are either terminated without "cause" or quit for "good reason," all as defined in the Company's Amended and Restated Special Severance Policy in effect as of the date hereof (the "Change in Control Policy"), your employment will cease and you will receive the more favorable of (a) the benefits for Tier 1 Senior Executives under the Change in Control Policy, or (b) a lump sum payment equal to what you would have earned under this Agreement had the same continued until the end of the Term. In either case, you will receive all deferred compensation and retirement benefits to which you are entitled under the Company's existing plans.

     13. Commencing on the Retirement Date, you have agreed to serve the Company for a term of ten (10) years ("Consulting Term") as a part-time consultant. During the Consulting Term you will provide consulting services to the Company commensurate with your status and experience with respect to strategic issues or matters, on an as-needed basis, as shall be reasonably requested by either the CEO of the Company or by one or more of the chairs of standing committees of the Board. You shall determine the time and location at which you provide the consulting services, subject to the right of the Company to reasonably request by advance notice that the services be provided at a specific time and at a specific location. The Company will use its reasonable best efforts not to require the performance of consulting services in any manner that unreasonably interferes with any of your other business activities.

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     14.  During the Consulting Term, you will be paid a
consulting fee ("Consulting Fee") of $140,000 per year, pro rated and payable monthly. As an independent consultant, you will be responsible for payment of all federal, state and local taxes with regard to your consulting compensation. During the Consulting Term, the Company will provide you with secretarial services and clerical support on an as-needed basis. In the event that you provide services on behalf of the Company at out-of-town meetings (including but not limited to attendance at industry association meetings), the Company shall either provide free transportation or reimburse you therefor, and will reimburse you your out-of-pocket costs incurred in housing, meals and the like.

     15. The Company shall provide you with a gross-up payment intended to make you whole with regard to any excise tax payable by you under Section 4999 of the Code with respect to Section 280G payments under the Code, resulting from any payments or benefits provided to you under this Agreement, as calculated under the procedures set forth in the Change in Control Policy.

     16. All disputes arising under or related to this Agreement shall be settled by arbitration under the rules of the American Arbitration Association then in effect, such arbitration to be held in Minneapolis, Minnesota, as the sole and exclusive remedy of either party, and judgment upon any arbitration award shall be entered in any court of competent jurisdiction. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that you may reasonably incur as a result of any contest regarding the validity or enforceability of, or liability under, or otherwise involving, any provision of this Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

     This Agreement is intended to be a binding obligation upon both the Company and yourself. This Agreement may be modified only by an instrument in writing signed by both you and either an executive officer of the Company or the Chair of the Personnel Committee. If this letter correctly reflects your understanding, please sign and return one copy to John MacColl for the Company's records.

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                              Cordially,

                              /s/ Glen D. Nelson, M.D.
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                                  Glen D. Nelson, M.D., Chairman
                                   Personnel and Compensation Committee


The above agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

Date: September 18, 2001           /s/ Douglas W. Leatherdale
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                                       Douglas W. Leatherdale